Contact:	Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron Rents, Inc. Sells
Aaron’s Corporate Furnishings Division
to CORT Business Services Corporation

ATLANTA, September 15, 2008 – Aaron Rents, Inc. (NYSE: RNT), the nation’s leader in the sales and lease ownership, specialty retailing and rental of residential and office furniture, consumer electronics and home appliances and accessories, today announced that it has entered into an agreement to sell the assets of its Aaron’s Corporate Furnishings division to CORT Business Services Corporation.

Aaron’s Corporate Furnishings, the Company’s residential rent-to-rent business, recorded revenues of $99 million for the fiscal year ended December 31, 2007 and currently operates 47 stores. Aaron Rents, Inc. will receive cash of approximately $72 million from the sale, subject to adjustments, in addition to payment for certain accounts receivable. The Company is retaining certain liabilities of the business, including its accounts payable and accrued expenses.

“The residential rent-to-rent business currently represents approximately 6% of our consolidated revenues, and for many years has not had the same growth rate or prospects of our fast growing and highly successful Aaron’s Sales & Lease Ownership division,” stated Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron Rents.

“This sale will enable us to focus our resources and energy on growing the Aaron’s Sales & Lease Ownership division. With this divesture, we anticipate the Company will record increased revenue and earnings growth rates in future periods.”

Aaron Rents will treat the sale for accounting purposes as a discontinued operation beginning with its third quarter results. The Company does not expect to record any significant gain or loss on the sale and its earnings guidance for the third quarter and fiscal year 2008 is unchanged. The sale, which is subject to customary closing conditions, including antitrust clearance, is expected to close by the end of 2008.

Aaron Rents, Inc., based in Atlanta, currently has a total of more than 1,575 Company-operated and franchised stores in 48 states and Canada.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron Rents, Inc.’s business and the pending divestiture discussed herein which are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Statements in this release that are “forward-looking” include without limitation the effect of the divestiture on the Company’s future revenue and earnings growth rates.